Exhibit 8.1

May 16, 2012
99 GARNSEY ROAD
PITTSFORD, NY 14534
(585) 419-8800

Tompkins Financial Corporation

The Commons

P.O. Box 460

Ithaca, New York 14581

Re:  Tompkins Financial Corporation; Registration Statement on Form S-4 (Registration No. 333-180825)

Ladies and Gentlemen:

We have acted as counsel to Tompkins Financial Corporation, a New York corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger dated January 25, 2012 (the “Merger Agreement”), among the Company, VIST Financial Corp., a Pennsylvania corporation (“VIST”) and TMP Mergeco, Inc., a New York corporation and a wholly-owned subsidiary of the Company (“Mergeco”). Pursuant to the Agreement, VIST is to merger with and into Mergeco, with Mergeco surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-4 to be filed on the date hereof with the United States Securities and Exchange Commission (the “Registration Statement”) in connection with the registration of the shares of the Company common stock to be issued to the shareholders of VIST upon consummation of the proposed transaction.

You have asked that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation or review thereof other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel) the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate.  For purposes of this opinion, we have assumed, with your permission, (i) that the proposed transaction will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement without waiver of any material conditions, (ii) that documents submitted to us as copies conform to the original documents, (iii) the accuracy of statements and representations contained in the Registration Statement, and (iv) that the transactions will be effective under applicable state law.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material Federal Income Tax Consequences,” it is our opinion that the discussion in the Registration Statement under the caption “Material Federal Income Tax Consequences” to the extent it constitutes an explanation of legal principles, is accurate in all material respects.

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended (the “Code”), existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  This opinion is being delivered prior to consummation of the proposed transaction and therefore is prospective and dependent upon future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.  We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws.  Furthermore, in the event that any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

The opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger, or any other transaction (including any transaction undertaken in connection with the Merger). For the avoidance of doubt, this opinion does not address whether the Merger will be properly characterized as a “reorganization” within the meaning of Section 368 of the Code, which determination shall not be made by us until the Closing Date as described under the caption “Material Federal Income Tax Consequences in the Registration Statement.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Consequences” and “Legal Matters”  in the prospectus included in the Registration Statement. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and judicial opinions and to the facts, as they currently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

/s/ Harris Beach PLLC

Harris Beach PLLC